UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 18, 2016

Code Rebel Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37377	46-4825060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Ho’okele Street, Suite 102 Kahului, HI	96732
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (808) 871-6496

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02                      TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 17, 2016, Aegis Identity Software, Inc., a Delaware corporation (“Aegis”) provided a letter (the “Termination Notice”) to Code Rebel Corporation (the “Company”), that terminated the Agreement and Plan of Merger dated March 11, 2016 (the “Merger Agreement”), by and among Aegis, the Company and CR Acquisition Corporation, a Delaware corporation wholly owned by the Company (“CRAC”).  The Merger Agreement was previously disclosed in the Company’s Current Report on Form 8-K (the “Original 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2016.  The Termination Notice stated that Aegis had a right under Article VII of the Merger Agreement to terminate the Merger Agreement because of certain specified events stated in the Termination Notice, including (i) the issuance by the SEC on May 6, 2016 of an Order of Suspension of Trading (the “Order”) suspending the public trading of the Company’s common stock, (ii) the filing of a class action lawsuit against the Company (and the likelihood that several more will soon be filed), and (iii) the likelihood that the Company will not be able to fulfill its covenants under the Merger Agreement.  The Termination Notice stated that it does not constitute a waiver by Aegis of any rights or claims it may have against Code Rebel arising out of the Merger Agreement or any other matter.

The material terms of the Merger Agreement and certain related agreements were summarized in the Original 8-K, and the Merger Agreement and related agreements were filed as exhibits to the Original 8-K.

As a result of the termination of the Merger Agreement, certain related agreements filed with the Original 8-K and the Amendment 8-K also terminated pursuant to their terms or have become moot, including, but not limited to, the Voting Agreement and the Joint Operating Agreement.

ITEM 1.03                      BANKRUPTCY OR RECEIVERSHIP

On May 18, 2016, Code Rebel Corporation (the “Company”) commenced a bankruptcy case (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of chapter 7 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). As a result of the filing of the Chapter 7 Case, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control of the Company. The assets of the Company will be liquidated in accordance with the Code. The Company’s board of directors, after spending considerable time and effort attempting to pursue and complete strategic alternatives to finance, restructure or sell the Company and not being successful, concluded that no viable options remained for continuing operations, and that the Chapter 7 case is the only alternative available.

Item 5.02.                      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Each of the directors of the Company: Arben Kryeziu, Volodymyr Bykov, James Canton, Ph.D. and David Dwelle, are resigning from the Company’s board of directors effective after the filing of the Chapter 7 Case and on the date hereof. The resignations are not the result of any disagreement with the Company regarding the Company’s operations, policies, or practices, but are due to the filing of the Chapter 7 Case. The Chapter 7 trustee will assume control over the assets of the Company, effectively eliminating the authority and powers of the board of directors of the Company.

Each of the officers of the Company, including Reid Dabney, Chief Financial Officer and Secretary, are resigning their officer positions and will cease to be employees of the Company effective after the filing of the Chapter 7 Case and on the date hereof.  The appointment of the Chapter 7 trustee will effectively eliminate the authority and powers of the officers of the Company to act on behalf of the Company.

Forward-Looking Statements

This Current Report on Form 8-K (“Current Report”) contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions.  These forward-looking statements are made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, and actual results could differ materially from those discussed.  . Consideration should be given to the areas of risk described under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2016	CODE REBEL CORPORATION

	By:	/s/ Arben Kryeziu
Arben Kryeziu
Chairman and Chief Executive Officer